Exhibit 99.1

August 3, 2009

Dear Stockholder:

We at Dividend Capital Total Realty Trust Inc. remain dedicated to the primary investment objectives of:

•	Providing portfolio diversification;

•	Providing current income to our stockholders in the form of consistent quarterly cash distributions;

•	Preserving and protecting our stockholders’ capital investments; and

•	Realizing capital appreciation upon the potential sale of our assets.

Our capital raising efforts through 2009 have remained strong despite the national recession and turbulent economy. As of July 9, 2009, we had 173,978,197 shares of our common stock outstanding held by a total of 31,254 stockholders.

As of July 31, 2009, we held cash and cash equivalents in excess of $540 million. We believe that this strong cash balance is critical in the current market and positions us well to take advantage of investment opportunities in the future. However, severe market dislocation and current dysfunction in the credit markets has resulted in historically low commercial real estate transaction volume. As a result, opportunities to deploy our capital have not been as quick to emerge. In addition, and in light of market conditions, we have attempted to be prudent in the deployment of capital, which also has resulted in a slower pace of investments. In the meantime, our cash balance has a significant dilutive effect on our goal of funding the payment of quarterly distributions to you entirely from our operations over time.

Accordingly, we have determined that it is prudent to close our offering sooner than January of 2010, and, in so doing, limit the amount of incremental dilutive cash. As a result, we will not be offering our shares for sale after September 30, 2009. Unless we agree otherwise, all documents and funds must be postmarked by that date and subsequently be received in good order by our transfer agent, The Bank of New York Mellon, 101 Barclay Street, A Level, New York, NY 10286, Attn: Dividend Capital – Total Realty Trust. We do intend to continue our Distribution Reinvestment Plan.

We thank you for your investment in Dividend Capital Total Realty Trust Inc.

Sincerely,

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

/s/ John A. Blumberg John A. Blumberg
Chairman of the Board

cc:	Trustee
Broker Dealer
Registered Representative